SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Century Aluminum Company
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2007

TO THE STOCKHOLDERS:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders on May 23, 2007 at 9:00 a.m., local time, at our executive offices located at 2511 Garden Road, Building A, Suite 200, Monterey, California. At the meeting, we plan to:

1.	Elect three Class II directors to our Board, each for a term of three years;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2007; and

3.	Transact any other business that may properly come before the meeting or at any adjournments or postponements of the meeting.

You are entitled to vote at the meeting if you owned shares of our common stock at the close of business on April 5, 2007. Please note, there are three ways that you can vote before the meeting - by telephone, by the Internet or by mailing the proxy card.

By Order of the Board of Directors,

/s/ Robert R. Nielsen

Robert R. Nielsen
Executive Vice President,
General Counsel,
and Secretary
Monterey, California
April 23, 2007

YOUR VOTE IS IMPORTANT
If you do not expect to attend the 2007 Annual Meeting, or if you do plan to attend but wish to vote by proxy, please complete, sign, date and return promptly the enclosed proxy card in the enclosed postage-paid envelope. You may also vote by telephone or electronically by the Internet.

CENTURY ALUMINUM COMPANY

_________________

PROXY STATEMENT

________________

ANNUAL MEETING OF STOCKHOLDERS
May 23, 2007

Our board of directors is soliciting proxies for the 2007 Annual Meeting of Stockholders of Century Aluminum Company, which we refer to as Century. This booklet of information and the accompanying proxy card contain information about the items you will vote on at the Annual Meeting. Distribution of these documents is scheduled to begin on or about April 23, 2007.

QUESTIONS AND ANSWERS

Q. When and where is the Annual Meeting of Stockholders being held?

A. The 2007 Annual Meeting is being held on May 23, 2007 at 9:00 a.m. local time, at our principal executive offices which are located at 2511 Garden Road, Building A, Suite 200, Monterey, California 93940.

Q. Who is entitled to vote and how many votes do I have?

A. You may vote at the 2007 Annual Meeting if you owned shares of our common stock at the close of business on April 5, 2007. Each stockholder is entitled to one vote for each share of common stock held.

Q. How many shares are available to vote in the Annual Meeting?

A. On April 5, 2007, the record date for the meeting, there were 32,581,496 shares of Century common stock outstanding.

Q. What constitutes a quorum for the meeting?

A. The holders of a majority of the outstanding shares of Century's common stock will constitute a quorum for the transaction of business at the 2007 Annual Meeting. Only shares of Century common stock that are present at the Annual Meeting, either in person or represented by proxy (including shares that the holder abstains from voting or does not vote with respect to one or more of the matters present for stockholder approval), will be counted for purposes of determining whether a quorum exists at the meeting.

Q. How do I vote?

A. You may vote in person by attending the Annual Meeting or by completing and returning a proxy by mail, by telephone, or electronically using the Internet, by the deadline indicated in the proxy card. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the directions on the card. To vote your proxy by telephone or electronically using the Internet, see the information on the proxy card and have the proxy card available when you call or access the Internet website. If you vote by proxy, your shares will be voted according to your directions. If you sign and return your proxy card but do not mark any selections, your shares represented by that proxy will be voted as recommended by the board of directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

If your shares are held in a “street name” by a bank, broker or other nominee, you must timely deliver your voting instructions to your respective bank, broker or other nominee, following the specific instructions that have been provided to you by your bank, broker or other nominee.

Q. How do I vote my shares that are held in a Century 401(k) plan?

A. If you participate in one of Century’s 401(k) plans, you must provide the trustee of the 401(k) plan with your voting instructions in advance of the meeting. You may do this by returning your voting instructions by mail, or submitting them by telephone or electronically, using the Internet. You cannot vote your shares in person at the Annual Meeting; the trustee is the only one that can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by May 21, 2007.

Q. May I change my vote?

A. Yes. You may revoke a proxy or change your voting instructions by:

•	delivering a written notice of revocation or later-dated proxy to our Secretary at or before the taking of the vote at the Annual Meeting;

•	if you voted by telephone or on the Internet, changing your voting instructions via telephone or the Internet up to 1:00 a.m. (Central Time) on May 23, 2007 (the date of the 2007 Annual Meeting);

•	if you hold your shares in 401(k) plan, notifying the plan trustee in writing prior to May 21, 2007, that your voting instructions are revoked or should be changed; or

•	voting in person at the Annual Meeting.

If your shares are held in “street name,” you must follow the specific instructions provided to you to change or revoke any instructions that you may have already provided to your bank, broker or other nominee.

Q. How will my votes be counted?

A. Directors are elected by a plurality of votes, which means that the three nominees that receive the highest number of votes will be elected as directors, even if a nominee does not receive a majority of the votes cast. The other items submitted to stockholders for a vote at the meeting require the affirmative vote of a majority of the votes cast.

Your shares will be voted in accordance with your instructions. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining a quorum for a matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter will have the same effect as a vote against the matter. If a bank, broker or other nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter, those shares will have no impact on the vote for that matter.

PROPOSAL NO. 1:   ELECTION OF DIRECTORS

Our board of directors is divided into three classes: Class I, Class II and Class III. Directors in each class are elected to serve for three-year terms, with each class standing for election in successive years. Three Class II Directors will be elected at the 2007 Annual Meeting to serve a three-year term that will expire at the 2010 Annual Meeting. The persons named as proxies in the enclosed proxy card intend to vote for the election of each of the nominees listed below unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. If any nominee declines or is unable to serve, the persons named as proxies will use their best judgment in voting for any available nominee. Each of the nominees named below has indicated his willingness to serve if elected, and the board of directors has no reason to believe that any of the nominees will not be available to serve. Set forth below is background information for each of the three nominees for election as well as the other members of the Board whose terms expire in 2008 and 2009. Each nominee currently serves as a director on our board of directors.

Class II Directors Standing for Election with Terms to Expire in 2010

Name and Age*		Business Experience and Principal Occupation or Employment During Past 5 Years; Other Directorships	Director Since
John C. Fontaine	75	Our Lead Director since 2005; Of Counsel, law firm of Hughes Hubbard & Reed LLP since January 2000 and Partner from July 1997 to December 1999; President of Knight-Ridder, Inc. from 1995 to 1997; Chairman of the Board of Trustees of the National Gallery of Art since September 2006 and a Trustee since 2003.	1996
John P. O’Brien	65	Managing Director of Inglewood Associates Inc. since 1990; Chairman of Allied Construction Products since March 1993; Director of Preformed Line Products Company since May 2004; Director of Oglebay Norton Company since April 2003; Director of International Total Services, Inc. from August 1999 to January 2003; Chairman and Chief Executive Officer of Jeffrey Mining Products L.P. from 1995 to 1999; Member of the Board of Trustees of Saint Luke’s Foundation of Cleveland, Ohio.	2000
Peter C. Jones	59	Director of Mizuho Corporate Bank (Canada) since December 2006; Director of IAMGOLD Corporation since May 2006; President and Chief Operating Officer of Inco Ltd. from April 2001 to November 2006; President Commissioner PT International Nickel Indonesia Tbk. from 1999 to December 31, 2006, and Commissioner from 1997.	2007

Class III Directors with Terms to Expire in 2008

Name and Age*		Business Experience and Principal Occupation or Employment During Past 5 Years; Other Directorships	Director Since
Craig A. Davis	66	Chairman of the Board since August 1995; our Chief Executive Officer from August 1995 to December 2002 and from October 2003 to December 2005; Director of Glencore International AG since 1993 and Executive of Glencore from 1990 to 1996.	1995
Robert E. Fishman, PhD	55	Executive Vice President of Calpine Corporation since 2001; President of PB Power, Inc. from 1998 to 2001.	2002
Jack E. Thompson	57	Director of Rinker Group Ltd. since May 2006; Director of Tidewater Inc. since 2005; Director of Phelps Dodge Corp. from January 2003 to March 2007; Director of Stillwater Mining Co. from 2002 to June 2006; Vice Chairman of Barrick Gold Corporation from 2001 to April 2005; Chairman of the Board and Chief Executive Officer of Homestake Mining Company from 1998 to 2001; member of the Advisory Board of Resource Capital Funds III, LLP since 2002; member of the Industry Advisory Counsel for the College of Engineering at the University of Arizona since 2002.	2005

Class I Directors with Terms to Expire in 2009

Name and Age*		Business Experience and Principal Occupation or Employment During Past 5 Years; Other Directorships	Director Since
Logan W. Kruger	56	Our President and Chief Executive Officer since December 2005; President, Asia/Pacific for Inco Limited, from September 2005 to November 2005; Executive Vice-President, Technical Services for Inco Ltd. from September 2003 to September 2005; Chief Executive Officer of Anglo American Chile Ltda., from July 2002 to September 2003; and President and Chief Executive Officer, Hudson Bay Mining & Smelting Co., Ltd., from 1996 until June 2002.	2005
Willy R. Strothotte (1)	63	Chairman of the Board of Glencore International AG since 1994 and Chief Executive Officer from 1993 to December 2001; Director of Minara Resources Ltd. since 2000; Chairman of the Board of Xstrata AG (formerly Südelektra Holding AG) since 1990.	1996
Jarl Berntzen	40	Partner - Head of Mergers and Acquisitions, ThinkEquity Partners LLC since March 2007, and Managing Director from March 2006; Senior Vice President, Barrington Associates, LLC from April 2005 to February 2006; Founder, Berntzen Capital Management, LLC from March 2003 to April 2005; Managing Director of Providence Capital, Inc. from September 2002 to March 2003; Vice President, Mergers and Acquisitions of Goldman, Sachs & Co. from 1998 to 2001.	2006
___________________

* Ages as of April 23, 2007

(1) Mr. Strothotte was designated to serve as one of our directors by Glencore International AG, or Glencore.

Board and Committee Meetings; Directors’ Compensation; Communication with Directors

Our board of directors presently consists of 9 directors. The Board, which is responsible for supervision of the overall affairs of Century, establishes corporate policies, sets strategic direction, and oversees management, which is responsible for the day-to-day operations of Century. The Board met seven times during 2006.

To assist it in carrying out its duties, the Board has established various standing committees. Each standing committee of the Board and its members are listed in the table below. The Board designates the members of each committee and the committee chair annually, based on the recommendations of the Governance and Nominating Committee. The Board has adopted written charters for each of its committees, which are available in the Investor section of our website, www.centuryaluminum.com, under the tab “Corporate Governance.” During 2006, overall attendance at Board and committee meetings was 98%. Each director attended at least 80% of all meetings of the Board and each Board committee on which such director served. We encourage, but do not require, the attendance of Board members at our Annual Meetings. All of our directors attended the 2006 Annual Meeting.

Board Committees and Meetings

The table below identifies the name and current members of each standing committee of our Board.

Name	Audit	Compensation	Governance & Nominating
Jarl Berntzen	X		X
Robert E. Fishman	X		X
John C. Fontaine		X*	X
Peter C. Jones	X	X
John P. O’Brien	X*	X
Jack E. Thompson		X	X*
___________________
* Chair

Independent Directors

The Board has determined that each of Jarl Berntzen, Robert E. Fishman, John C. Fontaine, Peter C. Jones, John P. O’Brien and Jack E. Thompson is an independent director under the criteria established by NASDAQ. In evaluating the independence of Mr. Jones, the Board considered that Mr. Kruger, our President and Chief Executive Officer, held executive positions at Hudson Bay Mining & Smelting Co., Limited and Inco Limited while Mr. Jones served as the President of these companies. In addition, the Board previously determined that Roman A. Bninski, a director from January through June 2006, was an independent director. In evaluating the independence of Mr. Bninski, the Board considered that Mr. Bninski is a partner of Curtis, Mallet-Prevost, Colt & Mosle LLP, which furnishes legal services to us and Glencore, our largest shareholder.

Audit Committee

The Audit Committee:

•	oversees the financial reporting process for which management is responsible;

•	approves the engagement of the independent auditors for audit and non-audit services;

•	monitors the independence of the independent auditors;

•	reviews and approves all audit and non-audit services and fees;

•	reviews the scope and results of the audit with the independent auditors;

•	reviews the scope and results of internal audit procedures with our internal auditors;

•	evaluates and discusses with the independent auditors and management the effectiveness of our system of internal accounting controls; and

•	makes inquiries into other matters within the scope of its duties.

During 2006, the members of the Audit Committee were Messrs. Berntzen, Fishman, O’Brien and Thompson. Each member of the Audit Committee is “independent,” as required under applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, the Board has determined that John P. O’Brien is an “audit committee financial expert” within the meaning set forth in regulations of the Securities and Exchange Commission. In 2006, the Audit Committee held four meetings. Effective March 20, 2007, Mr. Thompson was succeeded on the Audit Committee by Mr. Jones, who was elected as a director on March 20, 2007.

Compensation Committee

The Compensation Committee reviews and establishes the compensation for our executive officers and has oversight responsibility for administering and awarding grants under our 1996 Stock Incentive Plan, as amended, which we refer to as the 1996 Plan. Each member of the Compensation Committee is an independent director as required under applicable NASDAQ listing standards. During 2006, the members of the Compensation Committee were Messrs. Fontaine, O’Brien and Thompson. Effective March 20, 2007, Mr. Jones became a member of the Compensation Committee. The Compensation Committee held eight meetings in 2006.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for:

•	evaluating the size and composition of the Board;

•	identifying, recruiting and recommending candidates for election to the Board;

•	overseeing corporate governance matters; and

•	reviewing and making periodic recommendations concerning our corporate governance policies and procedures.

The Governance and Nominating Committee solicits recommendations for potential Board candidates from a variety of sources, including directors, officers, other individuals with whom the Governance and Nominating Committee members are familiar, through its own research, and third-party research. The Governance and Nominating Committee will also consider nominees recommended by stockholders who submit such recommendations in writing to our Corporate Secretary. The qualifications and standards the Governance and Nominating Committee will apply in evaluating any recommendations for nomination to the Board include, but are not limited to:

•	significant business or public experience;

•	a willingness and ability to make a sufficient time commitment to Century’s affairs to perform effectively the duties of a director, including regular attendance at Board and committee meetings;

•	skills in finance, international business and knowledge about Century’s business or industries;

•	personal qualities of leadership, character, judgment and integrity; and

•	requirements relating to composition of the Board under applicable law and listing standards.

During 2006, the members of the Governance and Nominating Committee were Messrs. Fishman, Fontaine and Thompson. Each member of the Governance and Nominating Committee is “independent” as required under applicable NASDAQ listing standards. Effective March 20, 2007, Mr. O’Brien was succeeded on the Governance and Nominating Committee by Mr. Berntzen.

The Governance and Nominating Committee recommended John C. Fontaine, Peter C. Jones and John P. O’Brien as nominees for election as Class II Directors to the Board at the 2007 Annual Meeting. After considering the recommendations of the Governance and Nominating Committee, our Board approved the slate of director nominees to stand for election at the 2007 Annual Meeting. In 2006, the Governance and Nominating Committee held five meetings.

In 2006, on the recommendation of Mr. Jack E. Thompson, chairman of the Governance and Nominating Committee, the Governance and Nominating Committee considered Mr. Peter C. Jones as a candidate for service on our Board. Following his evaluation by the committee, the committee recommended that the board of directors elect Mr. Jones as a director, and Mr. Jones was subsequently elected to the Board effective March 20, 2007.

Lead Director/Meetings of Independent Directors

On the recommendation of the Governance and Nominating Committee, the Board has designated John C. Fontaine to serve as the Lead Director for meetings of the independent Board members outside the presence of management. The independent directors met four times during 2006. Our independent directors will meet in executive session without the presence of management no fewer than two times each year.

Directors’ Compensation

Directors who are full-time salaried employees of Century are not compensated for their service on the Board or on any Board committee. The Board’s general policy is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the Board when appropriate. The Board reviews the committee’s recommendations and determines the amount of director compensation.

Meeting Fees and Retainers. In August 2006, the Compensation Committee approved changes to the compensation for non-employee directors. Effective July 1, 2006, non-employee directors (other than the Chairman) receive an annual retainer of $35,000 for their services. The Chairman of the board of directors receives an annual retainer of $100,000. The Lead Director receives an additional $25,000 annual retainer, the Chairman of the Audit Committee receives an additional $10,000 annual retainer and the Chairman of each of the Compensation Committee and the Governance and Nominating Committee receives an additional $5,000 annual retainer. In addition, each non-employee director receives a fee of $2,000 for each Board or Board committee meeting attended. The Chairman of the Audit Committee receives an additional $1,000 per Audit Committee meeting attended.

Stock Options. Each non-employee director receives a one-time grant of options to purchase 10,000 shares of Century common stock. The options vest one-third on the grant date, and an additional one-third vest on each of the first and second anniversaries of the grant date. In addition, each non-employee director continuing in office after the Annual Meeting of stockholders each year receives an annual grant of options that vest one-fourth on each of the three, six, nine and 12 month anniversaries of the date of grant. The options are granted on the business day following the Annual Meeting at the average of the high and low price of Century’s common stock on that date.

During 2006, non-employee directors each received options to purchase 3,000 shares.

Expense Reimbursement. All directors are reimbursed for their travel and other expenses incurred in attending Board and Board committee meetings.

The following table sets forth the compensation paid to each director in 2006.

2006 Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
(a)	(b)	(d)	(g)	(h)
Jarl Berntzen	$41,750	$197,223	-	$238,973
Craig A. Davis	$304,000	$50,875	$2,317,570	$2,672,445
Robert E. Fishman	$70,000	$50,875	-	$120,875
John C. Fontaine	$95,000	$50,875	-	$145,875
John P. O’Brien	$87,500	$50,875	-	$138,375
Willy R. Strothotte	-	$50,875	-	$50,875
Jack E. Thompson	$86,500	$50,875	-	$137,375
Roman A. Bninski	$24,500	-	-	$24,500
Stuart M. Schreiber	$22,500	-	$333,209	$355,709
___________________

Column (a) - This column lists all non-employee directors who served on the Board during 2006. Mr. Kruger did not receive compensation for serving as a member of the Board. Messrs. Bninski and Schreiber did not stand for re-election when their terms expired in June 2006.

Column (b) - The amounts in this column reflect the retainer and meeting fees paid to each non-employee director during 2006 (other than Mr. Strothotte, who waived his right to receive cash compensation). For the period from January 1, 2006 to June 30, 2006, Mr. Davis received $250,000 for his services as Chairman of the Board. For the remainder of 2006, Mr. Davis received a retainer of $50,000, which represents the pro rated portion of the annual retainer paid to the Chairman of the Board. Mr. Davis received meeting fees, travel and other expense reimbursement and other compensation generally paid to our non-employee directors beginning July 1, 2006.

Column (d) - Amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes during 2006 in accordance with Statement of Financial Accounting Standards 123R, or FAS 123R, for equity award expenses, disregarding assumptions for the forfeiture of awards. See footnote 9 of our Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions used in the valuation of these awards and related disclosures. Presented below are the grant date fair value of each option award granted in 2006 (computed in accordance with FAS 123R and using the Black-Scholes option pricing model to calculate fair value) and the aggregate number of vested and unvested stock options and stock awards held by each continuing director (other than Mr. Kruger) as of December 31, 2006:

(footnotes continued on following page)

(footnotes continued from previous page)

Name	Grant Date Fair Value of 2006 Option Awards	Number of Options Outstanding as of 12/31/06	Number of Stock Awards Outstanding as of 12/31/06
Jarl Berntzen	$287,360	13,000	-
Craig A. Davis	$67,833	3,000	29,778 (1)
Robert E. Fishman	$67,833	4,500	-
John C. Fontaine	$67,833	16,000	-
John P. O’Brien	$67,833	14,000	-
Willy R. Strothotte	$67,833	22,500	-
Jack E. Thompson	$67,833	9,334	-

(1)
Represents the value of performance share units for the 2005-2007 performance program period which were granted to Mr. Davis when he served as our Chief Executive Officer. Our Compensation Committee will determine vesting for the 2005-2007 performance period in 2008.

Column (g) - For Mr. Davis, all other compensation includes $1,360,597 attributed to the cash value realized from the vesting of performance-based share awards, $950,000 from payments under our retirement plans, and $6,973 representing the value of a retirement gift presented by us to Mr. Davis. Pursuant to the terms of the Implementation Guidelines to our 1996 Plan, following his retirement as our Chief Executive Officer, Mr. Davis’s performance-based share awards could continue to vest during our 2004-2006 and 2005-2007 performance program periods on an approximately two-thirds and one-third basis, respectively. As such, amounts included in this column include stock-based compensation that was awarded to Mr. Davis when he served as Chief Executive Officer. For Mr. Schreiber, all other compensation is comprised of (i) $4,000 in payments made to Mr. Schreiber while he served as a director in his role as a consultant to the Compensation Committee, (ii) $25,002 in consulting fees paid to Mr. Schreiber pursuant to his consulting arrangement following his service as a director, and (iii) $304,207 in executive search and placement fees paid to Integis, a corporation owned by Mr. Schreiber.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board or any individual director(s) by sending a written communication in an envelope addressed to the Board or the appropriate director(s) in care of our Corporate Secretary at the address for our executive offices located on the cover page of this proxy statement.

OWNERSHIP OF CENTURY COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 16, 2007 (except as otherwise noted) by each person known by us to be the beneficial owner of five percent or more of the outstanding shares of our common stock. The percent of class shown below is based on the 32,582,663 shares of common stock outstanding of April 16, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Glencore International AG(2)	9,320,089(2)	28.6
Guardian Life Insurance Company of America(3)	3,121,437(3)	9.6
Prudential Financial, Inc(4)	1,863,899(4)	5.7
Citadel Limited Partnership(5)	1,816,395(5)	5.6

(1)	Each entity has sole voting and investment power, except as otherwise indicated.
(2)
Based on information set forth in a Schedule 13D filing dated May 25, 2004, Glencore International AG beneficially owns such shares through its subsidiary, Glencore AG (together with Glencore International AG, “Glencore”). The principal business address of each of Glencore International AG and Glencore AG is Baarermattstrasse 3, P.O. Box 555, CH 6341, Baar, Switzerland.

(3)
Based on information set forth in a Schedule 13G filed on February 9, 2007, by Guardian Life Insurance Company (“Guardian”), Guardian Investor Services LLC (“GIS”), and RS Investment Management Co. LLC (“RIMC”) (collectively, the “Guardian Reporting Persons”). Guardian is an insurance company and the parent company of GIS and RIMC. GIS is a registered investment adviser, a registered broker-dealer, and the parent company of RIMC, a registered investment adviser. The Guardian Reporting Persons each share voting and investment power over 3,121,437 shares. The business address of the Guardian Reporting Persons is 7 Hanover Square, New York, New York 10004.

(4)
Based on information set forth in a Schedule 13G filed on February 9, 2007, Prudential Financial, Inc. (“Prudential”) shares voting and investment power with respect to 1,713,797 shares. The shares reported by Prudential are held for Prudential’s benefit or for the benefit of its clients. The principal business address of Prudential is 751 Board Street, Newark, New Jersey 07102. 1,790,102 shares reported as beneficially owned by Prudential are reported as beneficially owned by Jennison Associates LLC (“Jennison”), a wholly-owned subsidiary of Prudential, in a Schedule 13G filed by Jennison on February 13, 2007. Jennison, which shares investment power with respect to all 1,790,102 shares, beneficially owns such shares in its capacity as an investment advisor. The business address of Jennison is 466 Lexington Avenue, New York, New York 10017.

(5)
Based on information set forth in a Schedule 13G filed on March 6, 2007, Citadel Limited Partnership shares voting and investment power with respect to all of the reported shares with Citadel Derivatives Group LLC, Citadel Equity Fund Ltd., Citadel Investment Group, L.L.C. and Kenneth Griffin (collectively, the “Citadel Reporting Persons”). The business address for the Citadel Reporting Persons is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 16, 2007 by: (i) each of our current directors, (ii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation,” and (iii) all of our directors and executive officers as a group. No director or executive officer beneficially owned more than 1% of our outstanding common stock. All of our directors and executive officers as a group beneficially owned 1.1% of our outstanding common stock.

	Amount and Nature of Beneficial Ownership(1)
Name	Common Stock	Restricted Shares(2)	Exercisable Stock Options(3)
David W. Beckley	11,551	8,526	-
Jarl Berntzen	-	-	9,666
Michael A. Bless	6,607	14,080	19,998
Craig A. Davis	106,244(4)	29,778	3,000
Robert E. Fishman	-	-	4,500
John C. Fontaine	250(5)	-	16,250
E. Jack Gates	23,524	16,025	-
Peter C. Jones	-	-	3,333
Gerald J. Kitchen	15,179	8,600	-
Logan W. Kruger	10,228	31,682	13,333
Robert R. Nielsen	2,140	12,320	8,333
John P. O’Brien	5,000	-	14,000
Steve Schneider	1,490	8,155	-
Willy R. Strothotte	- (4)	-	22,500
Jack E. Thompson	3,500	-	9,334
All directors and executive officers as a group (19 persons)	189,121(4)	146,505	157,348

(1)	Each individual has sole voting and investment power, except as otherwise indicated.
(2)
Includes the target level of shares of common stock issuable upon vesting of performance shares awarded to certain executive officers under the 1996 Plan. Vesting is based upon achievement of specified performance targets. Award recipients do not have voting or investment power with respect to performance shares until vesting. Dividend equivalents accrue and are paid upon vesting of the performance shares.

(3)	Represents shares that are subject to options that are presently exercisable or exercisable within 60 days of April 16, 2007.
(4)	Excludes 9,320,089 shares beneficially owned by Glencore, for which Mr. Strothotte serves as Chairman and Mr. Davis serves as a director.
(5)	Mr. Fontaine owns 250 shares jointly with his wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons owning more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our equity securities. These same persons are also required to furnish us with copies of all such forms. Based solely on a review of the copies of the forms furnished to us and written representations that no Form 5 filings were required, we believe that, with respect to the 2006 fiscal year, all required Section 16(a) filings were timely made, except that the Forms 4 for Steve Schneider and Peter McGuire, filed on May 8, 2006 and May 9, 2006, respectively, were not timely filed.

Certain Relationships and Related Transactions

On March 20, 2007, the board of directors adopted an expanded and updated written policy and written procedures for the review, approval and monitoring of transactions involving Century and its subsidiaries and ‘‘related persons.’’ For the purposes of the policy, ‘‘related persons’’ include executive officers, directors and director nominees and their immediate family members, and stockholders owning five percent or greater of our outstanding stock and their family members. A copy of our related person transaction policy is available in the Investor section of our website, www.centuryaluminum.com, under the tab “Corporate Governance.”

Our related person transaction policy is administered by the Audit Committee and applies to all related person transactions entered into after its adoption. This policy applies, subject to certain specific exclusions, to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which Century or any of its subsidiaries was or is to be a participant and where any related person had or will have a direct or indirect interest. Transactions involving less than $50,000 are not subject to review and approval under the policy. In addition, the policy defines certain ordinary course transactions with Glencore that are not material and not subject to review and approval under the policy, although those transactions are otherwise reviewed and approved by our Audit Committee. Pursuant to the policy, the Audit Committee will review all qualifying related person transactions. Based on its consideration of all relevant facts and circumstances, along with considering whether the transaction is on terms that are fair and reasonable to Century and whether the transaction is in the business interests of Century, the Audit Committee will decide whether or not to approve or ratify such transaction. If a related person transaction is submitted to the Audit Committee after the commencement of the transaction, the Audit Committee will evaluate all options available, including the ratification, rescission or termination of such transaction.

Approval of Transactions with Glencore in 2006

Prior to our initial public offering in April 1996, we were an indirect, wholly-owned subsidiary of Glencore. As of April 16, 2007, Glencore, our largest stockholder, owned 28.6 % of our outstanding common stock. Glencore is an important business partner, as a customer, a supplier of alumina to our facilities, and as a counterparty to our hedges. During 2006, all transactions with Glencore were approved by the Audit Committee or by a special committee comprised solely of independent directors.

Mr. Craig A. Davis, the Chairman of our Board, is a director of Glencore International AG and was an executive of Glencore International AG and Glencore AG from September 1990 until June 1996.

Mr. Willy R. Strothotte, a director, is Chairman of the board of directors of Glencore International AG and served as its Chief Executive Officer from 1993 through 2001.

Purchases from Glencore

In 2006, we purchased alumina and primary aluminum from Glencore on both a spot and long-term contract basis. Such purchases, which we believe were made at approximate market prices, totaled $185.5 million in 2006. During 2006, we purchased from Glencore all of our alumina requirements for our Ravenswood, West Virginia production facility and for our 49.7% interest in a Mt. Holly, South Carolina production facility under separate supply agreements. The supply agreements for Ravenswood and for 54% of our alumina requirements for Mt. Holly expired December 31, 2006. The supply agreement for the remaining 46% of our requirements for Mt. Holly runs through January 31, 2008. We entered into an alumina supply agreement with Glencore that will supply all of our alumina requirements for Ravenswood from January 1, 2007 until December 31, 2009.

Sales to Glencore

We sold primary aluminum to Glencore in 2006 on both a spot and long-term contract basis, at prices that approximate market prices. For the year ended December 31, 2006, net sales to Glencore amounted to $259.5 million, including gains and losses realized on the settlement of cash flow hedges. Sales of primary aluminum to Glencore amounted to 16.7% of our total revenues in 2006.

We have a long-term contract to sell Glencore approximately 50,000 metric tons of primary aluminum produced at Mt. Holly each year through December 31, 2009 at a variable price determined by reference to the price for primary aluminum on the London Metal Exchange, or the LME. We have a long-term contract to sell Glencore 20,400 metric tons per year of primary aluminum produced at Ravenswood and Mt. Holly through December 31, 2013 at a variable price based on the LME, adjusted by a negotiated U.S. Midwest market premium with a cap and floor as applied to the current U.S. Midwest premium.

As of December 31, 2006, we had outstanding forward financial sales contracts with Glencore for 864,100 metric tons of primary aluminum, of which 128,500 metric tons were designated as cash flow hedges. These cash flow hedges are scheduled for settlement at various dates through 2008. In November 2004 and June 2005, we entered into forward financial sales contracts with Glencore for the years 2006 through 2010 and 2008 through 2015, respectively. These sales contracts, which are for a minimum of 300,600 and 460,200 metric tons of primary aluminum, respectively, over the entire term of the contracts, contain clauses that trigger additional shipment volume when the market price for a contract month is above the contract ceiling price. These contracts will be settled monthly, and if the market price exceeds the ceiling price for all contract months through each contract’s term, the maximum remaining additional shipment volume under each set of contracts would be 275,400 and 460,200 metric tons, respectively.

Other Transactions with Glencore

We are party to a 10-year LME-based alumina tolling agreement with Glencore for 90,000 metric tons of capacity at our Nordural production facility in Iceland. In December 2005, Glencore assigned 50% of its tolling rights under this agreement to Hydro Aluminum AS for the period 2007 to 2010. Deliveries under that agreement commenced in July 2006.

Certain Business Relationships

Mr. Stuart M. Schreiber, a director from January through June, 2006, is the managing director and owner of Integis, Inc., which we paid $304,207 in fees for management and executive search services provided to us in 2006. During 2006, Mr. Schreiber, who is not independent, served as a consultant to both the Compensation Committee and the Governance & Nominating Committee. Our Board determined that his service to those committees was in the best interest of Century and its stockholders due to his industry experience and knowledge. Mr. Schreiber received a fee of $2,000 per committee meeting he attended as a consultant. In 2006, Mr. Schreiber received $4,000 as a consultant to the Compensation Committee and Governance and Nominating Committee while serving as a director. On March 8, 2006, Mr. Schreiber informed the Board that he would not stand for reelection when his current term expired on the date of our 2006 Annual Meeting. Effective July 1, 2006, our Board approved retaining Mr. Schreiber as a consultant to us and our board of directors based on an annual retainer of $50,000. Mr. Schreiber was paid $25,002 in fees in 2006 under this retention arrangement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We have a Compensation Committee which is a standing committee of our board of directors. The Committee reviews and establishes the compensation for our executive officers and is responsible for administering and awarding grants of equity awards under our 1996 Stock Incentive Plan, which we refer to as the 1996 Plan. Each member of the Committee is “independent” as required under applicable NASDAQ listing standards. During 2006, the members of the Compensation Committee were Messrs. Fontaine, O’Brien and Thompson. The Committee held eight meetings in 2006.

The Committee recognizes the benefit of reviewing and modifying as appropriate Century’s compensation and benefit programs, and the principles and philosophies on which these programs are based. The Committee also from time to time reviews the historical application and implementation of our compensation and benefit programs. Examples of recent Committee Actions include:

•	Adopting a formal written charter (a copy of this charter is posted in the Investor section of our website, www.centuryaluminum.com, under the tab “Corporate Governance”);

•	Formalizing its historical practice of using compensation tally sheets for the named executive officers;

•	Reviewing the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) on the different components of our executive compensation programs; and

•	Hiring an external independent compensation consultant to review the Committee’s past procedures and compensation decisions.

Our Philosophy on Executive Compensation

Our compensation programs are designed to enable Century and its subsidiaries to attract and retain talented executives and managers. We compete for talent with companies both within and outside the aluminum industry as a whole, and also with multinational growth-oriented companies not in our industry. Accordingly, the Committee and management believe that our compensation programs must remain flexible to afford the Committee discretion in making awards to both retain and attract talented managers.

Our Structure for Executive Compensation

Our compensation programs are structured to reflect our philosophy that total compensation should be equally weighted among a competitive base salary, annual cash incentive awards and long-term performance awards. This structure is designed to provide the Committee the discretion to balance between the overall performance of Century and the individual performance of our executive officers, and also appropriately to “pay-for-performance” by aligning management’s and stockholders’ interests in the enhancement of stockholder value.

Our annual incentive awards are generally determined in December and made in the form of annual cash bonuses, which allow the Committee, in its discretion, to recognize and award individual performance that occurred during the ending fiscal year. In addition to rewarding individual performance, we base a significant portion of the annual incentive award and long-term compensation of our executive officers on the operating performance of Century and its progress toward achieving its long term strategic objectives. These objectives are growing and diversifying our primary aluminum reduction capacity, improving our cost competitive position in the industry, and expanding upstream into bauxite and alumina. Long-term incentive awards are granted in the form of performance share units that are designed to reward participants for company achievements relative to our business plan, and the performance of our common stock over a set period. See “Our Compensation Programs - Long-Term Incentive Compensation” below.

Our Process for Executive Compensation

The Committee and management recognize that to be competitive, executive compensation should remain flexible to adapt to the competitive landscape in which we operate. Therefore, when implementing the philosophy and structure of our compensation arrangements, and in making compensation decisions, the Committee, with the assistance of compensation consultants (discussed below), and input from our Chief Executive Officer (also discussed below), engages in a multi-step process.

First, our consultants review and consider compensation packages offered both by employers with whom we compete, and also by other companies of similar or larger size. The Committee recognizes that, while Century competes in the primary aluminum market, there is no company that is directly comparable in terms of size, operating locations and production capabilities. The North American aluminum market is dominated by two principal competitors, Alcoa Inc. and Alcan Inc. However, because of the diversified nature of each of Alcoa’s and Alcan’s businesses, and also their substantially greater size, they do not serve well as direct comparables for Century. Through its compensation consultants, the Committee reviews the compensation packages of Alcoa and Alcan, but does so together with those of 17 other of our direct and indirect competitors, such as Novelis and Nucor, when making compensation decisions. In addition, the Committee reviews the total compensation paid to executives at a large range of industrial companies of similar size ($1 billion to $2 billion in sales) whose need for highly qualified and capable executives is similar to Century’s. The inclusion of data for these companies, such as Lone Star Technologies, Oregon Steel Mills Inc., Quanex Corp., Steele Dynamics Inc., Synalloy Corp. and Titanium Metals Corp, provides the Committee with a “size-adjusted” view (using regression analysis) of the broader, and we believe a more accurate, market perspective for executive compensation.

Assisted by Century’s compensation consultants, the Committee then augments this review of specific companies by blending the results of both public and private compensation surveys of a broad range of comparable companies. The composition of this group of relevant comparable companies is reviewed by the Committee from time to time and is subject to change.

Overall, our compensation programs are established to provide Century’s officers in an average year with total compensation that, on average, is targeted at the mid-range of the total compensation paid for comparable positions within the surveyed companies. For years that are considered good or exceptional, the Committee retains the discretion to increase the total compensation payable to the executive officers set forth in the Summary Compensation Table, which are referred to as the named executive officers. The Committee also retains the discretion to award “special” bonuses when the Committee believes that Century’s performance or an individual’s performance has significantly exceeded what was otherwise expected. The Committee last awarded a special bonus to named executive officers in 2004, in recognition of management’s significant achievements during that year, including the successful acquisition of our Nordural smelter, completion of an equity offering, the restructuring of our long-term debt, and the successful acquisition of our interests in our Gramercy alumina refinery and Jamaican bauxite mine.

The principal components of Century’s compensation are designed to operate independently. The Committee generally does not adjust one component in response to other compensation components. However, the Committee does track total compensation and regularly compares the total compensation of our executives with the total compensation of similarly situated officers among our surveyed companies. In addition, the Committee reviews projections of performance share awards at the time annual cash bonuses are paid. Accordingly, because the Committee retains discretion in making annual incentive awards and determining the vesting of performance share units, the Committee retains the ability to make appropriate adjustments if necessary, in the Committee’s discretion, to adjust total compensation.

In addition to its internal review, the Committee from time to time engages an independent compensation consultant to conduct a comprehensive review of our executive compensation process; i.e., philosophy, objectives, programs and decisions. The last such review occurred in the fourth quarter of 2005, when the Committee engaged Pearl Meyer & Partners, as discussed below. This review was updated by our compensation consultant in the fourth quarter of 2006.

Role of the Chief Executive Officer

As part of its review and determination of Century’s compensation objectives, philosophy, programs and decisions, the Committee works with, and receives recommendations and advice from, our Chief Executive Officer. The Committee’s charter formalizes the working relationship with our Chief Executive Officer and includes the following actions to be taken by the Chief Executive Officer:

•	working with the Committee in its decisions regarding the approval of all general compensation plans and policies of Century, including pension, savings, incentive and equity-based plans;

•	consulting on the corporate and individual goals and objectives relevant to the compensation of the Chief Executive Officer;

•	reviewing and determining the respective corporate and individual goals and objectives for the other named executive officers of Century relevant to their compensation;

•	providing the Committee with an evaluation of the performance of the other named executive officers of Century in light of their respective corporate and individual goals and objectives; and

•	working with the Committee by recommending the compensation levels of the other named executive officers of Century.

The Committee considers the recommendations of our Chief Executive Officer, together with the review by our compensation consultant, and the Committee makes its independent determinations regarding executive compensation.

Our Chief Executive Officer attends all Committee meetings, other than those portions that are held in executive session, and he is not present during deliberations or voting in matters involving his compensation. As appropriate, the Committee follows an executive session by reconvening with our Chief Executive Officer present.

Role of Compensation Committee Consultants

Historically, the Committee’s practice has been to use the services of Mr. Stuart M. Schreiber and Integis, Inc., a firm that specializes in executive recruitment and compensation matters, to provide data showing executive compensation practices and information. Mr. Schreiber, a former director of Century, is the managing director and owner of Integis. We retained Integis in connection with the search for and recruitment of our current Chief Financial Officer in 2005 and 2006. Integis also assisted in the recruitment of a Chief Operating Officer in 2006 and 2007 and in the recruitment of our Chief Executive Officer in 2005. We paid Integis, $304,207 in fees for management and executive search services provided to us in 2006.

During 2006, Mr. Schreiber served as a consultant to the Compensation and Governance and Nominating Committees of our board of directors. For the first half of 2006, Mr. Schreiber also served on our Board as a director who was not “independent” under applicable NASDAQ listing standards. On March 8, 2006, Mr. Schreiber informed the board that he would not stand for reelection when his term as a Century director expired on June 9, 2006, the date of our 2006 Annual Meeting.

Our Board has determined that Mr. Schreiber’s service to our Compensation and Governance and Nominating Committees was and is in the best interests of Century and its stockholders due to his experience and knowledge of both Century and the industry in which we operate. Through June 2006, Mr. Schreiber received a fee of $2,000 per Committee meeting he attended as a consultant. In July 2006, we retained Mr. Schreiber and Integis on a year-to-year basis at an annual retainer rate of $50,000 plus expenses. In 2006, we paid Mr. Schreiber and Integis the sum of $29,002 in fees for consulting services.

As discussed above, the Committee periodically commissions a formal review of its compensation objectives, philosophy, programs and historical decisions. The most recent formal review occurred in late 2005 and was prepared by Pearl Meyer & Partners, a firm of executive compensation experts that had no prior association with Century. In 2005, Pearl Meyer & Partners reviewed Century’s executive compensation objectives, philosophy, programs and historical decisions, interviewed the members of the Committee and Century’s executive officers and performed analyses of Century and the surveyed companies. This consultant provided the Committee with its final written report in December 2005. After carefully reviewing the consultant’s report and discussing it with the consultant, the Committee concluded that its past procedures and compensation decisions had been appropriate and so advised the Board at its December 2005 meeting and thereafter in a written report.

In 2006, the Committee asked Mr. Schreiber to provide an update of the compensation data produced for the Committee by Pearl Meyer & Partners in late 2005. Using Conference Board TM data on comparable and similarly sized companies, Mr. Schreiber reported to the Committee his conclusions regarding annual percentage increases in base salary, cash bonuses and total compensation paid, and made recommendations to the Committee for compensation adjustments. The Committee considered both the surveyed company data presented in the Pearl Meyer & Partners report and the information prepared by Mr. Schreiber in determining the executives’ 2006 cash incentive awards and 2007 base salary adjustments.

Because the Committee recognizes the importance of maintaining effective executive compensation, and because of the changes in management since the Committee last commissioned an independent review of executive compensation, the Committee has decided that in 2007 it will engage an independent compensation consultant to assist and advise the Committee as it makes its decisions with regard to compensation programs and their implementation.

Our Compensation Programs

Base Salary

Base salary is one component of the total compensation provided to our named executive officers. The Committee typically reviews the salaries of our named executive officers annually. However, the Committee may review the salaries of our executive officers in connection with a promotion or other change in responsibility. The Committee generally targets annual base salaries that, together with annual incentive cash compensation and long-term incentive compensation, provide the named executive officers with total compensation, on average, at or around the mid-range of the compensation ranges for similarly situated officers at the surveyed companies. Actual salary levels for each individual vary based upon an assessment of individual performance, experience, level of responsibility, potential contribution to our future growth and profitability, and our financial performance. The Committee has not found it practicable to assign relative weights to specific factors in determining base salary adjustments, and the specific factors used may vary among individual executives.

In December 2005, the Committee reviewed its historical practice of setting annual salaries for officers effective August 1, and determined that it would be a better policy to review any annual salary increases in December, at the time of awarding annual incentive awards. At the Committee meeting in December 2006, and after reviewing information about salary increases at other companies as provided by our compensation consultant, Integis, the historical increases in the salaries of the named officers in recent years, and the recommendation of our Chief Executive Officer (for our other officers) the Committee authorized increases, effective January 1, 2007, of 8.7% in the case of Mr. Kruger, 8.0% for Mr. Bless, 5.7% for Mr. Nielsen, and 4.0% for Mr. Schneider. Because Mr. Gates’ employment agreement expired on December 31, 2006, and the terms of his new employment arrangement remained to be negotiated, the Committee did not authorize an increase in his base salary at the time it approved annual increases for the other named officers. A description of Mr. Gates’ new employment agreement is set forth under “Executive Compensation—Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” below.

Short-Term Annual Cash Incentive Awards

We have an annual incentive compensation plan for our named executive officers. Under this plan, executive officers (including the Chief Executive Officer) are eligible to receive each year as a bonus a percentage of their base salary in cash. The plan provides for suggested percentage ranges of 35% to 100% for the named executive officers. Although our Annual Incentive Plan requires no pre-set performance criteria, awards under this plan are based on year-end review by the Committee of performance against budgets, financial objectives, and other goals. The terms of our employment arrangement with certain of our named officers provide for minimum first year bonuses and suggested percentage ranges thereafter. A description of the agreements in place with named executive officers of Century is set forth below under the caption “Executive Compensation—Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” and “Executive Compensation—Post-Employment Compensation.” The Committee provides for minimum first year bonuses because it believes it is appropriate for newly hired executive officers to have some certainty as to their minimum total compensation in their first year of employment.

Actual cash incentive awards are made by the Committee, in its discretion, taking into account the recommendation of the Chief Executive Officer (for Century’s other officers), the recommendation of the Committee’s compensation consultant, our performance, and a subjective evaluation by the Committee of individual performance. The Committee may also, on an executive-by-executive basis, adjust awards to provide the executive with what the Committee believes, in its judgment, to be the appropriate level of total compensation. In addition, as mentioned above, for years that are considered good or exceptional, or where Century’s or an individual executive officer’s performance significantly exceeds expectations, the Committee retains the discretion to increase the total compensation payable to a named executive officer by awarding “special” bonuses.

For 2006, in reviewing individual performances, the Committee determined that annual cash incentive awards ranging from 70% to 75% of each named executive officer’s salary would be appropriate for the named executive officers serving in December 2006, and granted incentive awards of $562,500, $262,500, $252,000, $164,500 and $175,000, respectively, to Messrs. Kruger, Bless, Gates, Nielsen and Schneider. The Committee prorated Mr. Nielsen’s cash incentive award for the portion of calendar year 2006 that he was employed by Century. At the time of his retirement from Century on April 30, 2006, the Committee awarded Mr. Kitchen with a cash incentive award of $100,000, which was prorated for the portion of calendar year 2006 that he was employed by Century. Mr. Beckley did not receive a cash incentive award for 2006. No special bonuses were awarded in 2006.

Long-Term Incentive Compensation

The Committee has oversight responsibility for administering and awarding grants of equity awards under the 1996 Plan. Historically, the Committee has awarded performance-based performance shares, service (time)-based performance shares, and stock options under the 1996 Plan. The Committee believes that such awards align executive interests with stockholder interests by creating a link between compensation and stockholder return and Century’s performance.

Generally, the Committee grants officers at the vice president level and higher, and certain other senior managers, awards of performance shares as the long-term incentive and equity component of their compensation. The Committee believes that this annual performance share program generally provides appropriate equity compensation to the named officers. The Committee retains the discretion to make other equity grants such as stock options and time-vested performance shares on a case-by-case basis. However, grants of this type are generally due to unusual circumstances. These circumstances can include hiring, promotion and the occurrence of significant corporate events. Except as part of the total hiring package provided to Messrs. Bless and Nielsen, no equity grants outside of the annual performance share program were made to the named executive officers in 2006.

The sizes of previous equity-based grants and current equity holdings are not determinative of future grants and are not considered by the Committee when making long-term incentive award decisions. Century does not have a policy on stock ownership for its executive officers or its directors.

Performance Shares

Century generally favors grants of performance shares as the annual equity and long-term performance awards for senior executive officers. The Committee has established guidelines governing the granting of performance shares. The guidelines provide for the award of performance share units with performance program periods for successive three-year periods of time. Each award is determined by creating a monetary award within a percentage range of the executive officer’s base salary, and converting the award into performance share units based on the average closing price for Century’s common stock for the 60 trading days preceding the date on which the award is made. The percentage ranges of base salary are 45% to 100% for the named executive officers. When participants become eligible for performance share awards, either as new hires, through promotion, or as recommended by our Chief Executive Officer, they are generally also eligible to participate in awards for prior performance program periods on a rolling basis, based on the percentage of the relevant performance program period during which they serve in their award-eligible positions. Awards for these prior performance program periods are granted at the same price per share for Century common stock used for other award participants for the relevant performance program period.

Awards for the 2006-2008 performance program period were granted in 2006. Vesting of performance shares in 2008 will be based on Century’s performance relative to achievement of strategic, operating and financial targets. The number of actual shares that vest can range between 0% and 150% of the performance share award. The Committee developed and set these performance measures, taking into account recommendations of management and Century’s three-year business plan, which was finalized in June 2006. This business plan was developed by management and approved by the Board, and performance goals were set by the Committee based on management recommendations, as reported to the Committee by the Chief Executive Officer.

For the 2006-2008 performance program period, as noted above, the Committee set both strategic and operational/financial goals for management. Strategic goals and operational/financial goals, as a group, were weighted equally. The strategic goals center on growing our core businesses and improving our competitiveness, as follows:

•	expanding our primary reduction plant located in Grundartangi, Iceland to an annual production capacity of 260,000 metric tons per year by the end of 2008;

•	pursuing greenfield opportunities in Iceland through the acquisition of commitments for electrical power, location, harbor and other facilities; and

•	pursuing other acquisition and joint venture opportunities as appropriate and in Century’s interest.

Other strategic goals include:

•	securing long-term competitive contracts for the operations of our primary reduction facilities, including contracts for electrical power, labor and alumina;

•	increasing the proportion of long-term stockholders;

•	issuing equity to reduce our leverage and improve the liquidity of our securities; and

•	building and maintaining the management team to accomplish our strategic goals.

Management believes the probability of achieving additional strategic goals not specifically listed above, based on current information, is between 25% and 90%, depending on the goal.

Operational/financial goals include improvements over the plan period in our safety targets and safety records at our reduction plants in Hawesville, Kentucky; Ravenswood, West Virginia; and Grundartangi, Iceland. Achieving these safety targets and safety records at our reduction plants accounts for 20% of the operational/financial goals portion of the 2006-2008 performance program. Other financial goals relating to free cash flow, operating income and conversion costs per pound account for the remaining 30%, 30% and 20%, respectively, of the operational/financial goals portion of the 2006-2008 performance program. Management believes the probability of achieving additional operational/financial goals not specifically listed above, based on current information, is between 0% and 50%, depending on the goal. Because our financial performance is highly dependant on the price of aluminum, the Committee retains discretion to adjust the operational/financial goals performance criteria to reflect changes in the London Metals Exchange and Midwest transactions prices of aluminum and other conditions affecting performance during a performance program period, and regularly does so.

At the end of a performance program period, the Committee receives a recommendation from management, as reported by the Chief Executive Officer, regarding the percentage of the prior plan period award that should vest. The Committee reviews management’s recommendation and performs an independent analysis. The Committee then determines the appropriate vesting percentage for the plan period based on the Committee’s assessment of Century’s achievement of the stated strategic, operational and financial targets. Although the Committee’s compensation consultants are not involved in either setting initial performance goals or final determination of vesting percentages, performance share awards are considered by our consultants as part of the consultants’ review of total compensation and overall compensation program recommendations, as noted above.

On June 9, 2006, based on the Committee’s assessment of the degree to which Century had accomplished the relevant strategic and operating goals and its financial results, performance shares granted in 2003 for the 2003-2005 performance program period were vested at 50% of the performance share award level. On March 19, 2007, the Committee, based on its assessment of the degree to which Century had accomplished the relevant strategic and operating goals and its financial results, performance shares granted in 2004 for the 2004-2006 performance program period were vested at 65% of the performance share award level.

Stock Options

Option grants are made on a case-by-case basis to executives whose contributions have or will have a significant impact on Century’s long-term performance. It has been the Committee’s practice to approve all option grants at Committee meetings. For initial option grants to our executives made in connection with their employment by Century, the Committee approves the options at the time it approves the executive’s overall compensation arrangement and the terms of his or her employment agreement, if any. In 2006, Mr. Bless received a grant of 30,000 options and Mr. Nielsen received a grant of 25,000 options under the terms of their employment agreements. These option grants were awarded as part of the total hiring packages for Messrs. Bless and Nielsen. No other option awards were granted to named executive officers in 2006. All awards of stock options on shares of Century common stock granted in 2006 were granted under the 1996 Plan at the average of the high and low sales price for shares of our common stock on the date of grant and generally vest one-third on the date of grant, and one-third on each of the one- and two-year anniversaries of the date of grant.

Time-Vested (Service-Based) Performance Shares

Service-based performance shares serve in a similar capacity as restricted stock and are granted in circumstances such as new hires and promotions. In 2006, Mr. Bless received a grant of 20,000 service-based performance shares and Mr. Nielsen received a grant of 15,000 service-based performance shares under the terms of their respective employment agreements. These grants were awarded as part of the total hiring packages for Messrs. Bless and Nielsen, and generally vest in equal thirds on the one, two and three year anniversaries of the date of grant. No other awards of service-based performance shares were granted to named executive officers in 2006.

Timing of Equity Awards

Generally, the Committee undertakes annual salary reviews and incentive pay decisions at regularly scheduled Committee and Board meetings.

The Committee may also make compensation determinations at other times during the year for newly-hired executives or in connection with the promotion of existing employees. The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.

Income Tax Consequences

Section 162(m) of the Code generally disallows a tax deduction by Century for annual compensation in excess of $1 million paid to our Chief Executive Officer or any of our other named executive officers. However, we may deduct compensation above $1 million if such compensation is “performance based”, as this term is defined under 162(m) of the Code. While the Committee considers the impact of 162(m) on the overall design of our compensation programs, it is not the Committee’s goal for all compensation to be deductible by us under 162(m). For example, our short-term cash incentive awards are granted on the basis of Committee discretion, taking into account the various elements described above, and are therefore not designed to be “performance based” under 162(m). In the case of annual incentive awards, the Committee retains discretion over the amounts of annual incentive payments to reward performance which is verifiable and in the Committee’s judgment has contributed to the results achieved by Century. The Committee believes that this discretion is necessary, and would not be available as a compensation management tool if annual incentive payments were to be “performance based” as defined and required under 162(m).

Our performance share award plan is designed to provide the opportunity for “performance based” payments under 162(m). However, due to some of the strategic goals/objectives approved for the 2004-2006, 2005-2007, and 2006-2008 performance programs, the awards for those performance program periods are not expected to be deductible under 162(m). The Committee will continue to consider and weigh the potential loss of expense deductions against its need for discretion in designing programs for the named officers. The Committee does not expect the loss of any such deductions to have a significant impact on Century.

Compensation of the Chief Executive Officer

The base compensation and equity awards of our Chief Executive Officer in 2006 reflect the terms of the contract we entered into with him at the time he joined Century in December 2005. The contract amounts are a reflection of both the total compensation and benefits that the Committee believed were necessary to attract him to Century and the amounts necessary to compensate him for the benefits and other compensation he would forgo in joining Century. Based on the input it received from its compensation consultants, the Committee believes the total compensation package provided to Mr. Kruger was comparable to those provided by the surveyed companies. Mr. Kruger’s annual cash incentive award is based on similar considerations to that of the other named executive officers.

Employment Agreements

Historically it has been our practice to enter into employment agreements with officers at the executive vice president level and above. The terms of these agreements, including base salary, initial equity grants, minimum guaranteed bonuses, participation in Century benefit plans and other benefits, are approved by the Compensation Committee. The amounts and types of such compensation are negotiated terms with each officer. When reviewing and negotiating these terms, the Committee is provided with market data by its compensation consultants and considers practices of peer companies and, if applicable, compensation earned and/or forfeited by the officer at a previous employer. In 2006, the Committee approved employment agreements with Messrs. Bless and Nielsen in connection with the commencement of their employment with Century. A description of the agreements in place with named executive officers of Century is set forth below under the caption “Executive Compensation—Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” and “Executive Compensation—Post-Employment Compensation.”

Post-Termination Compensation and Benefits

Savings Plan

We maintain our Century Aluminum 401(k) Plan. This savings plan is a tax qualified retirement savings plan pursuant to which our U.S. based salaried employees, including our named executive officers, are able to contribute a percentage, up to the limits prescribed by the Internal Revenue Service, of their annual compensation on a pre-tax basis. In 2006, we matched 60% of the first 6% of pay that is contributed to the savings plan. Prior to January 1, 2007, all matching contributions vested after 2 years of service with Century. Beginning January 1, 2007, we will match 100% of the first 3% of pay that is contributed to the savings plan and 50% of the next 2% of pay contributed, and all matching contributions will be fully vested on contribution.

Retirement Plans

We also maintain a non-contributory defined benefit pension plan for our U.S. based salaried employees who meet certain eligibility requirements, which we refer to as our Qualified Plan. We also have adopted a Supplemental Retirement Income Benefit Plan, or “SERP.” The SERP is a supplemental plan that provides selected senior executive officers with enhanced benefits to those provided under our Qualified Plan. Those supplemental benefits include an unfunded additional amount equal to the amount that would normally be paid under our Qualified Plan if there were no limitations under Sections 415 and 401(a)(17) of the Code. Final average monthly compensation for purposes of calculating the supplemental benefit will be based on the greater of (a) projected final annual compensation, assuming specified annual increases until retirement age, or (b) the average of the highest three years’ annual compensation over the last 10 years of employment. Messrs. Kruger, Bless, Gates, and Nielsen were eligible to participate in these benefits in 2006.

The SERP also permits selected senior executives to achieve estimated levels of retirement income when, due to the executive’s age and potential years of service at normal retirement age, benefits under our existing qualified and nonqualified defined benefit pension plans are projected to be less than a specified percentage of the executive’s estimated final average annual compensation (the “Enhanced SERP”). Mr. Kruger is the only named executive officer currently eligible to participate in the Enhanced SERP, and his eligibility is subject to certain vesting requirements. Mr. Kruger’s right to participate in the Enhanced SERP benefit begins on the fifth anniversary of his employment date and vests 20 percent each year thereafter. If Mr. Kruger remains employed by Century for a period of 10 years he will be fully vested in his Enhanced SERP benefit. When fully vested, Mr. Kruger’s Enhanced SERP benefit will be approximately 50% of his final average compensation.

We have designed these retirement benefits to be competitive with industry standards to attract and retain talented executive and management level personnel. Benefits triggered by retirement are valued and described below under the caption “Executive Compensation—Pension Benefits” and “Executive Compensation—Post-Employment Compensation.”

Other Post-Termination Benefits

Selected senior executive officers may also receive benefits triggered by death, disability or termination without cause. Century has designed these benefits to be competitive with industry standards to attract and retain talented executive and management level personnel. Benefits triggered by death, disability and termination without cause are valued and described below under the caption “Executive Compensation—Post-Employment Compensation.”

It is Century’s policy that accelerated benefits for executive officers should not be triggered in circumstances where the executive is terminated for cause or resigns voluntarily.

Change in Control

Our policy is to provide change in control protection to our named executive officers based on competitive practice in the industry. Change in control provisions are contained in various named executive officer employment agreements, long-term compensation agreements, retirement plans and severance protection agreements. Our industry has been subject to consolidation and reorganizations in recent times. Change in control protection provides a method to attract and retain executives who are unlikely to be retained by the acquiring entity upon a change in control. In addition, change in control protections are designed to maximize stockholder value by creating incentives for named executive officers to explore strategic transactions and work to bring such transactions to fruition if appropriate. Benefits triggered by a change in control are valued and described below under the caption “Executive Compensation—Post-Employment Compensation.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with Century management and, based on such review and discussions, the Compensation Committee recommended to Century’s board of directors that the Compensation Discussion and Analysis be included in Century’s 2006 Annual Report on Form 10-K and this proxy statement.

Respectfully Submitted,

John P. O’Brien	John C. Fontaine	Jack E. Thompson

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers for fiscal 2006 for services rendered to us in all capacities in 2006. The table also includes Mr. Beckley, who retired from Century effective March 31, 2006, due to his having served as our Executive Vice President and Chief Financial Officer from January 1, 2006 to January 22, 2006, and Mr. Kitchen, who retired from Century effective April 30, 2006, based on his compensation earned for the fiscal year ended December 31, 2006.

Based on the fair value of equity awards granted to named executive officers in 2006 (exclusive of one-time initial employment related equity awards and changes in pension value) and the base salary of the named executive officers, “Salary” ranged between approximately 23.5% and 49.6%, and “Bonus” ranged between approximately 0% and 36.2%, respectively, of the total compensation package of the named executive officers. Because the table below reflects less than the full fiscal year salary for individuals who were not our employees for the full fiscal year and because the value of certain equity awards included below includes accrued share-based compensation expense from previous years as calculated under FAS 123(R), these percentages may not be able to be derived using the amounts reflected in the table below.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Comp	Change in Pension Value and Nonqualified Deferred Compensation	All Other Comp (11)	Total
Logan W. Kruger President and CEO	2006	$750,000	$562,500	$783,332(3)	$428,479 (8)	-	$3,755,628	$61,660 (12)	$6,341,599
Michael A. Bless Executive Vice President & CFO	2006	$352,397 (1)	$262,500	$278,012(4)	$378,100 (9)	-	$68,615	$425,698 (13)	$1,765,322
E. Jack Gates Executive Vice President & COO (Former)	2006	$360,000	$252,000	$323,659	-	-	$164,153	$12,530	$1,112,342
Robert R. Nielsen Executive Vice President, General Counsel & Secretary	2006	$233,333 (1)	$164,500	$251,188 (5)	$449,549(10)	-	$177,084	$2,885	$1,278,540
Steve Schneider Senior Vice President & CAO	2006	$230,000	$175,000	$156,299	-	-	$27,131	$11,170 (14)	$599,600
David W. Beckley Executive Vice President & CFO (Former)	2006	$153,250 (1)	-	$284,808 (6)	-	-	$60,740	$9,485	$508,282
Gerald J. Kitchen Executive Vice President, General Counsel, Chief Administrative Officer, and Secretary (Former)	2006	$199,335 (1)	$100,000	$292,222 (7)	-	-	$16,069	$256,620 (15)	$864,265

(footnotes continued on the following page)

(footnotes continued from the previous page)

(1)
The amounts reflected are prorated for the portion of 2006 the executive was employed by us. Messrs. Beckley and Kitchen were full-time employees through March 31, 2007 and April 30, 2007, respectively, while Messrs. Bless and Nielsen commenced their employment on January 23, 2006 and May 1, 2006, respectively.

(2)
The values reflected represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(3)
The value reflected includes the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 50,000 service-based performance shares awarded to Mr. Kruger on December 14, 2005, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Kruger's restricted shares vested one-half on January 1, 2007 and will vest one-half on January 1, 2008. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the restricted shares from the date of grant and will become payable upon vesting.

(4)
The value reflected includes the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 20,000 service-based performance shares awarded to Mr. Bless on January 23, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Bless’s restricted shares vested one-third on January 22, 2007, and the balance will vest equally on each of January 22, 2008 and January 22, 2009. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the restricted shares from the date of grant and will become payable upon vesting.

(5)
The value reflected includes the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 15,000 service-based performance shares awarded to Mr. Nielsen on May 1, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Nielsen’s restricted shares vest one-third on each of May 1, 2007, May 1, 2008 and May 1, 2009. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the restricted shares from the date of grant and will become payable upon vesting.

(6)
Pursuant to the terms of the Implementation Guidelines to our 1996 Plan, following his retirement, Mr. Beckley remained a participant in our 2004-2006 and 2005-2007 performance program periods on an approximately two-thirds and one-third basis, respectively.

(7)
Pursuant to the terms of the Implementation Guidelines to our 1996 Plan, following his retirement, Mr. Kitchen remained a participant in our 2004-2006 and 2005-2007 performance program periods on an approximately two-thirds and one-third basis, respectively.

(8)
The value reflected represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 100,000 options to purchase our common stock awarded to Mr. Kruger on December 14, 2005, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Kruger's options vested one-third on December 14, 2006, and the balance will vest equally on each of December 14, 2007 and December 14, 2008.

(9)
The value reflected represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 30,000 options to purchase our common stock awarded to Mr. Bless on January 23, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Bless’s options vested one-third on January 23, 2006 and the balance will vest equally on each of January 23, 2007 and January 22, 2008.

(10)
The value reflected represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 20,000 options to purchase our common stock awarded to Mr. Nielsen on May 1, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Nielsen’s options vested one-third on May 1, 2006 and the balance will vest equally on each of May 1, 2007 and April 30, 2008.

(11)
All other compensation is comprised of (i) matching contributions under our 401(k) Plan for each of the named executive officers (other than for Messrs. Bless and Nielsen, who did not participate in the plan) and (ii) Company-paid life insurance premiums in 2006.

(12)
For Mr. Kruger, all other compensation also includes reimbursement payments of $55,300 relating to temporary housing costs, other relocation expenses and gross-ups for taxes thereon, incurred in connection with his relocation.

(13)
For Mr. Bless, all other compensation also includes reimbursement payments of $424,783 relating to temporary housing costs, other relocation expenses and gross-ups for taxes thereon, incurred in connection with his relocation.

(14)	For Mr. Schneider, all other compensation also includes reimbursement payments for our executive medical wellness program.
(15)
For Mr. Kitchen, the all other compensation also includes $243,751 in compensation paid pursuant to his Consulting Agreement, which was effective at the time of his retirement, and $7,160 representing the value of a retirement gift presented by us to Mr. Kitchen. A copy of Mr. Kitchen’s Consulting Agreement was filed as Exhibit 10.12 to our Quarterly Report on Form 10-Q for the period ended June 30, 2005.

Grants of Plan Based Awards

The following table sets forth information regarding the estimated future payouts under our 1996 Plan to our named executive officers.

2006 Grants of Plan Based Awards Table

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: # of Shares of Stock	All Other Option Awards: # of Underlying Options	Exercise or Base Price of Option Awards (7)	Grant Date Stock Closing Price	Grant Date Fair Value of Stock and Option Award (8)
Logan W. Kruger	June 9, 2006	-	8,044	40,222(1)(2)	-	-	-	-	$224,991
	June 9, 2006	-	16,595	41,486(1)(3)	-	-	-	-	$450,007
	June 9, 2006	-	15,087	25,145(4)	-	-	-	-	$674,992

Michael A. Bless	June 9, 2006	-	3,575	20,111(1)(2)	-	-	-	-	$99,993
	June 9, 2006	-	7,375	20,743(1)(3)	-	-	-	-	$199,988
	June 9, 2006	-	6,705	12,573(4)	-	-	-	-	$299,982
	January 23, 2006	-	-	-	20,000(5)	-	-	-	$598,400
	January 23, 2006	-	-	-	-	30,000(5)	$29.92	$29.75	$554,400

E. Jack Gates	June 9, 2006	-	6,437	12,070(4)	-	-	-	-	$540,012

Robert R. Nielsen	June 9, 2006	-	3,128	18,770(1)(2)	-	-	-	-	$87,490
	June 9, 2006	-	6,453	19,360(1)(3)	-	-	-	-	$174,986
	June 9, 2006	-	5,867	11,734(4)	-	-	-	-	$262,490
	May 1, 2006	-	-	-	15,000(6)	-	-	-	$714,150
	April 28, 2006	-	-	-	-	25,000(6)	$47.61	$47.61	$749,500

Steve Schneider	June 9, 2006	-	3,911	8,382(4)	-	-	-	-	$375,011

David W. Beckley	-	-	-	-	-	-	-	-	-

Gerald J. Kitchen	-	-	-	-	-	-	-	-	-

(footnotes continued on the following page)

(footnotes continued from the previous page)

(1)
When an employee first becomes a participant and therefore eligible for performance share awards, they also become eligible to participate in awards for prior performance program periods on a rolling basis, based on the percentage of the relevant performance program period during which they served. These awards for prior years are determined based on the same price per share for Century common stock used for other award participants for the relevant performance program period. Messrs. Kruger, Bless and Nielsen first became a participant and eligible for performance share awards on June 9, 2006.

(2)
The amounts shown represent the number of performance share units awarded to the named executive officer for the 2004-2006 performance program period. On March 19, 2007, our Compensation Committee approved a 65% vesting of the performance share units for the 2004-2006 performance program period, resulting in the awards of 5,229, 2,324, 5,578, 2,033, 2,475, 3,951 and 3,793, respectively, of shares of our common stock to Messrs. Kruger, Bless, Gates, Nielsen, Schneider, Kitchen and Beckley.

(3)
The amounts shown represent the number of performance share units awarded to the named executive officer for the 2005-2007 performance program period which performance program period will be considered by our Compensation Committee in 2008.

(4)
The amounts shown represent the number of performance share units awarded to the named executive officer for the 2006-2008 performance program period which performance program period will be considered by our Compensation Committee in 2009.

(5)
Upon his employment with Century, Mr. Bless received 20,000 service-based performance shares, and options to purchase 30,000 shares of our common stock with a grant price equal to $29.915, which was the average of the high and low sales price for our common stock on NASDAQ on the grant date.

(6)
Upon his employment with Century, Mr. Nielsen received 15,000 service-based performance shares, and options to purchase 25,000 shares of our common stock with a grant price equal to $47.61, which was the average of the high and low sales price for our common stock on NASDAQ on the grant date.

(7)
Our 1996 Plan provides that options are granted at not less than the “fair market value” of the shares subject to such option, which is defined in the Plan as the average of the high and low sales price for shares of our common stock on the grant date. Mr. Nielsen’s employment agreement provides that the exercise price for his options will equal the closing price of our common stock on April 28, 2006, the last trading day immediately before his employment start date. The average of the high and low sales price for shares of our common stock on April 28, 2006 was $46.72.

(8)	The values reflected represent the grant date fair value of the awards determined in accordance with FAS 123(R).

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As discussed above on page 20, we have employment agreements with certain of our named executive officers. Our employment agreement with Logan W. Kruger, our President and Chief Executive Officer, is made as of December 13, 2005, and extends through December 31, 2008; however beginning on January 1, 2008, and on each January 1 thereafter, unless timely notice of termination is delivered by a party pursuant to the terms of the employment agreement, the period of employment is automatically extended for successive three-year periods. Under the terms of his employment agreement, Mr. Kruger will receive a minimum base salary of $750,000 per year, which amount is subject to increase from time to time at the discretion of the Compensation Committee. Mr. Kruger is also eligible to receive an annual performance-based cash bonus under our incentive compensation plan, subject to the discretion of the Compensation Committee. Mr. Kruger's agreement provided that his annual cash bonus for 2006 would be no less than $325,000. Under the terms of his agreement, Mr. Kruger is also eligible to receive stock option grants and performance share awards under the 1996 Plan and to participate in the SERP.

We also had an employment agreement with Mr. E. Jack Gates, effective October 14, 2003, as amended December 8, 2005, that provided for a term of employment through December 31, 2006. Under the terms of his employment agreement, Mr. Gates received a minimum base salary of $342,500 per year, which could be increased from time to time at the discretion of the Compensation Committee. Mr. Gates was also eligible to receive an annual performance-based cash bonus under Century's incentive compensation plan, subject to the discretion of the Compensation Committee, and was eligible to receive stock option grants and performance share awards under the 1996 Plan and to participate in the SERP. Effective March 1, 2007, Wayne R. Hale succeeded Mr. Gates as our Executive Vice President and Chief Operating Officer. At that time, we entered into a letter agreement with Mr. Gates which provided that Mr. Gates would continue as an employee through June 30, 2007, when he will retire. Following his retirement, Mr. Gates has agreed to serve as our consultant through December 31, 2007. Mr. Gates will be paid a minimum of $70,000 during the consulting term, which will compensate Mr. Gates for providing consulting services for up to an aggregate of 35 days. Mr. Gates will be paid an additional $2,000 for each day during the consulting term he provides consulting services in excess of 35 days.

We entered into an employment agreement with Michael A. Bless effective January 23, 2006, the date Mr. Bless succeeded Mr. Beckley as Executive Vice President and Chief Financial Officer. On May 1, 2006, we entered into an employment agreement with Robert R. Nielsen, the day he succeeded Mr. Kitchen as Executive Vice President, General Counsel and Secretary. Our employment agreements with Messrs. Bless and Nielsen extend through December 31, 2008; however beginning on January 1, 2008, and on each January 1 thereafter, unless timely notice of termination is delivered by a party pursuant to the terms of the employment agreement, the period of employment is automatically extended for successive three-year periods. These agreements provide that the base salaries paid to Messrs. Bless and Nielsen shall not be reduced below $375,000 and $350,000 per year, respectively, and shall be subject to increase from time to time at the discretion of the Compensation Committee. Mr. Bless and Mr. Nielsen will each be eligible to receive an annual performance-based cash bonus under our incentive compensation plan, subject to the discretion of the Compensation Committee. The agreements provide that the 2006 annual cash bonuses for Messrs. Bless and Nielsen would be no less than $187,500 and $122,500, respectively. In addition, Messrs. Bless and Nielsen received options to purchase 30,000 and 25,000 shares, respectively, of our common stock and one-time grants of 20,000 and 15,000, respectively, service-based performance shares. Messrs. Bless and Nielsen are also eligible for stock option grants and performance share awards under the 1996 Plan and participation in the SERP.

During 2006 and until they retired as our full-time employees, we had employment agreements with David W. Beckley and Gerald J. Kitchen. Mr. Beckley and Mr. Kitchen retired on March 31, 2006 and April 30, 2006, respectively. The employment agreements with Messrs. Kitchen and Beckley provided for base salaries of $325,000 and $305,000 per year, respectively. From January 1, 2006 to the date of their respective retirements, Messrs. Kitchen and Beckley received additional monthly payments of $24,417 and $24,000, respectively, in addition to the base salaries provided for under their employment agreements. Upon Mr. Kitchen's retirement, he was paid a bonus of $100,000 for the portion of 2006 that he was our employee. Mr. Kitchen has entered into a consulting agreement pursuant to which he agreed to act as a consultant following his retirement. Mr. Kitchen’s consulting agreement compensates him for providing up to 900 hours of general consulting services to us during the 12 months following his retirement as reasonably requested by the Board or our Chief Executive Officer. Under the consulting agreement, Mr. Kitchen is paid a monthly retainer equal to his monthly base pay at the time of his retirement.

Our employment agreements with Messrs. Kruger, Bless, Gates and Nielsen each provide that upon termination of employment for any reason other than voluntary resignation, death or “for cause”, the terminated executive will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three years) for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). If the executive is terminated as a result of the executive’s disability, the payments due to the executive will be reduced by any payments he receives under our disability plans. Also, any termination payments under the employment agreements may not be duplicated under the severance compensation agreements described below under “Executive Compensation—Post-Employment Compensation.” Prior to their retirement, our employment agreements with Messrs. Beckley and Kitchen contained similar terms.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards for our named executive officers as of December 31, 2006.

2006 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (# ) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Logan W. Kruger	33,333	66,667 (1)	-	$23.98	12/14/2015	50,000(4)	$2,232,500	8,044 (8)	$359,165
								16,595 (9)	$740,967
								15,087 (10)	$673,635

Michael A. Bless	9,999	20,001 (2)	-	$29.92	1/23/2016	20,000(5)	$893,000	3,575 (8)	$159,624
								7,375 (9)	$329,294
								6,705 (10)	$299,378

E. Jack Gates	-	-	-	-		-	$-	8,581 (8)	$383,142
								9,588 (9)	$428,104
								6,437 (10)	$287,412

Robert R. Nielsen	8,333	16,667 (3)	-	$47.61	5/1/2016	15,000(6)	$669,750	3,128 (8)	$139,665
								6,453 (9)	$288,126
								5,867 (10)	$261,962

Steve Schneider	-	-	-	-		-	-	3,808 (8)	$170,027
								4,204 (9)	$187,709
								3,911 (10)	$174,626

David W. Beckley	-	-	-	-		-	-	5,835 (8)	$260,533
								3,553 (9)	$158,619

Gerald J. Kitchen	-	-	-	-		-	-	6,095 (8)	$272,142
								3,804 (9)	$169,842

(1)	The options vest equally on each of December 14, 2007 and December 14, 2008.
(2)	The options vest equally on each of January 23, 2007 and January 22, 2008.
(3)	The options vest equally on each of May 1, 2007 and April 30, 2008.
(4)	The service-based performance shares vested one-half on January 1, 2007 and will vest one-half on January 1, 2008.
(5)	The service-based performance shares vested one-third on January 22, 2007, and will vest one-third on each of January 22, 2008 and January 22, 2009.
(6)	The service-based performance shares vest one-third on each of May 1, 2007, May 1, 2008 and May 1, 2009.
(7)	Based on the closing market price for shares of our common stock of $44.65 on December 29, 2006, the last trading day for the fiscal year ended December 31, 2006.
(8)
The amounts shown represent the number of performance share units awarded to the named executive officer for the 2004-2006 performance program period. On March 19, 2007, our Compensation Committee approved a 65% vesting of the performance share units for the 2004-2006 performance program period, resulting in the awards of 5,229, 2,324, 5,578, 2,033, 2,475, 3,951 and 3,793, respectively, of shares of our common stock to Messrs. Kruger, Bless, Gates, Nielsen, Schneider, Kitchen and Beckley.

(9)
The amounts shown represent the number of performance share units awarded to the named executive officer for the 2005-2007 performance program period which performance program period will be considered by our Compensation Committee in 2008.

(10)
The amounts shown in represent the number of performance share units awarded to the named executive officer for the 2006-2008 performance program period which performance program period will be considered by our Compensation Committee in 2009.

Option Exercises and Stock Vested

The following table sets forth information regarding option exercises and vesting of performance shares for our named executive officers as of December 31, 2006. None of our named executive officers exercised any stock options during the fiscal year ended December 31, 2006.

2006 Option Exercise and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Logan W. Kruger	-	$-	-	$-
Michael A. Bless	-	$-	-	$-
E. Jack Gates	-	$-	13,130(1)	$476,225
Robert R. Nielsen	-	$-	-	$-
Steve Schneider	-	$-	7,086(1)	$257,009
David W. Beckley	-	$-	15,362(1)	$557,180
Gerald J. Kitchen	-	$-	15,522(1)	$562,983

(1)	Reflects shares received pursuant to the long-term incentive program for the 2003-2005 performance program period by each named executive officer in June 2006.

Post-Employment Compensation

Pension Benefits

As mentioned above beginning on page 20, we maintain both the Qualified Plan and the SERP as retirement plans for our U.S. based salaried employees. The Qualified Plan provides lifetime annual benefits starting at age 62 equal to 12 multiplied by the greater of: (i) 1.5% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $22.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under plans of a predecessor. We determine final average monthly compensation under the qualified plans as the highest monthly average for 36 consecutive months in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants' pension rights vest after a five-year period of service, or earlier if the participant has reached the age of 62. An early retirement benefit (actuarially reduced beginning at age 55) and a disability benefit are also available. The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Code.

The SERP provides selected senior executives with supplemental benefits in addition to those benefits they are entitled to receive under the Qualified Plan. More information about the SERP can be found under the heading “Retirement Plans” beginning on page 20.

The following table sets forth the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Qualified Plan and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

2006 Pension Benefits Table

Name	Plan	Number of Years Credited	Present Value of Accumulated Benefit (1)	Payments During Last fiscal Year

Logan W. Kruger	Non-Contributory Defined Pension Plan	1	$205,470	-
	Supplemental Retirement Income Benefit Plan (SERP)	1	$5,996,628 (2)	-

Michael A. Bless	Non-Contributory Defined Pension Plan	1	$68,615	-
	Supplemental Retirement Income Benefit Plan (SERP)	1	-	-

E. Jack Gates (3)	Non-Contributory Defined Pension Plan	6	$205,435	-
	Supplemental Retirement Income Benefit Plan (SERP)	6	$250,163	-

Robert R. Nielsen (3)	Non-Contributory Defined Pension Plan	1	$177,084	-
	Supplemental Retirement Income Benefit Plan (SERP)	1	-	-

Steve Schneider	Non-Contributory Defined Pension Plan	6	$125,871	-
	Supplemental Retirement Income Benefit Plan (SERP)	-	-	-

David W. Beckley	Non-Contributory Defined Pension Plan	11	$2,189,656	$125,000
	Supplemental Retirement Income Benefit Plan (SERP)	11	$1,221,327	$70,000

Gerald J. Kitchen	Non-Contributory Defined Pension Plan	11	$2,050,462	$110,000
	Supplemental Retirement Income Benefit Plan (SERP)	11	$1,582,558	$85,000

(1)	Includes amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested.
(2)
When determining present value, vesting is ignored. However, Mr. Kruger’s right to participate in the Enhanced SERP benefit begins on the fifth anniversary of his employment date and vests 20 percent each year thereafter. In the absence of a change-in-control of Century, only if Mr. Kruger remains employed by Century for a period of 10 years would he fully vest in his Enhanced SERP benefit. If vesting were considered for the Enhanced SERP benefit only, the present value of his benefit under the SERP would be approximately 2,275,000.

(3)	As of December 31, 2006, of our named executive officers employed by us on that date, only Messrs. Gates and Nielsen were eligible to retire and begin receiving a benefit under our retirement plans.

Potential Payments upon Termination or Change of Control

The table below reflects the amount of compensation to each of our named executive officers upon termination of such executive’s employment. The amount of compensation payable to each named executive officer following: termination following a change of control, involuntary termination for cause, involuntary termination not-for-cause, termination on death or disability, retirement and voluntary resignation is shown. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives on their termination. The actual amount to be paid can only be determined at the time of such executive’s termination.

2006 Potential Payments upon Termination or Change of Control Table

Event	Logan W. Kruger President and CEO	Michael A. Bless Executive Vice President & CFO	E. Jack Gates Executive Vice President & COO (Former)	Robert R. Nielsen Executive Vice President, General Counsel & Secretary	Steve Schneider Senior Vice President & CAO	David W. Beckley Executive Vice President & CFO (Former)	Gerald J. Kitchen Executive Vice President, General Counsel, Chief Administrative Officer, and Secretary (Former)
Under a change in control, if termination occurs by the Company other than for cause or by the Executive for Good Reason (1)	$26,239,975	$5,415,286	$4,004,711	$4,173,824	$2,112,555	$419,152	$441,983
If termination occurs by the Company involuntarily for cause	$805,979	$331,115	$707,598	$341,584	$300,871	$-	$-
It termination occurs by the Company involuntarily without cause	$2,305,979	$1,081,115	$1,067,598	$1,041,584	$300,871	$-	$-
If termination occurs as a result of the Executive's disability	$12,532,614	$3,066,211	$2,166,256	$2,401,087	$300,871	$-	$-
If termination occurs as a result of the Executive's death	$9,431,565	$3,031,903	$1,938,457	$2,312,545	$237,935	$-	$-
If termination occurs by reason of retirement	$805,979	$331,115	$707,598	$341,584	$300,871	$-	$-
If termination occurs by voluntary resignation	$805,979	$331,115	$707,598	$341,584	$300,871	$-	$-

(1) Pursuant to the terms of our 1996 Plan, following a change in control, all options vest immediately and all restrictions applicable to any or all performance share awards lapse and the awards are deemed to be fully vested.

Severance Compensation Arrangements

As discussed on page 20, we have entered into severance compensation agreements with each of Messrs. Kruger, Gates, Bless, Nielsen, and Schneider. The agreements generally provide that if within 36 months after we experience a change in control the executive's employment is terminated either (i) by us for other than cause or disability, or (ii) by such executive for good reason, then such executive will receive a lump sum payment equal to two to three times, as the case may be, the aggregate of the highest base salary and the highest bonus received by such executive in any of the most recent five years. Also, upon a change in control, the exercisability of stock options and the vesting of performance shares held by such executives will be accelerated assuming that all performance targets were achieved at the 100% level. The agreements also provide that we will continue to provide benefits to each executive for a period of two to three years, as the case may be, after the date of his or her termination. In addition, the executive will be credited for pension purposes, a period of two to three years, as the case may be, beyond the termination date, at that executive’s highest base salary and highest bonus level, and Century will pay to the executive in a single lump sum the difference between the actuarial equivalent of (a) what the executive would have been entitled to under our retirement plans and (b) what he or she is entitled to taking into account the terms of the severance compensation agreement, assuming the executive is 100% vested in the increased benefit under the retirement plans. The agreements are for a set period of time, but are subject to automatic one-year extensions on January 1, unless the executive’s employment is terminated prior to a change in control. Prior to their retirement, Messrs. Beckley and Kitchen were party to severance compensation agreements that contained similar terms.

The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation, provided that such payments to the individual have an aggregate present value in excess of three times the individual's annualized includible compensation for the base period, as defined in the Code. The severance compensation agreements provide for additional payments to the executives in order to fully offset any excise taxes payable by an executive as a result of the payments and benefits provided in the agreements. All benefits afforded the named executive officers under the severance compensation agreements are included in the amounts set forth in the “Potential Payments upon Termination or Change of Control” table above.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Century specifically incorporates it by reference into a filing.

During 2006, the Audit Committee of the board of directors was comprised of Messrs. Robert E. Fishman, Jarl Berntzen, John P. O’Brien and Jack E. Thompson. All members of the Audit Committee are independent directors, as that term is defined under NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the board of directors. In accordance with its charter, the Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Century.

The Audit Committee’s job is one of oversight. Century’s management is responsible for the preparation of Century’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding Century’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does; accordingly, the Audit Committee’s oversight role does not include providing any expert or special assurance as to the financial statements and other financial information provided by Century to its stockholders and others.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Century that might bear on the auditors’ independence, consistent with “Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, including the performance of non-audit services, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of Century’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee has the authority to obtain advice from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Century for such advice and assistance.

The Audit Committee met with and discussed with the independent auditors all matters required to be discussed under generally accepted auditing standards, including those described in “Statement on Auditing Standards No. 61, Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the quality and adequacy of Century’s internal controls and the results of the internal audit examinations.

The Audit Committee reviewed and discussed with management and the independent auditors the interim financial information contained in each quarterly earnings announcement in 2006 prior to its public release and the audited financial statements of Century as of and for the year ended December 31, 2006.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that Century’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the Board concurred in such recommendation. All audit and non-audit fees incurred in 2006 were pre-approved by the Audit Committee.

Respectfully Submitted,

The Audit Committee

Jarl Berntzen	Robert E. Fishman	John P. O’Brien	Jack E. Thompson

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The board of directors, on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP to act as our independent auditors for the current fiscal year, subject to the ratification of such appointment by the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. If no direction is given to the contrary, all proxies received by the board of directors will be voted “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the current fiscal year.

In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services for us during the last two years. The aggregate fees billed for the last two years for each of the following categories of services are set forth below:
	2006	2005
Audit Fees	$1,674,000	$1,857,000
Audit-Related Fees	133,000	99,000
Tax Fees	387,000	371,000
Total All Fees	$2,194,000	$2,327,000

Audit Fees. Audit Fees include professional services rendered in connection with the audit of our consolidated financial statements, audit of management’s assessment of the effectiveness of our internal control over financial reporting, audit of the effectiveness of our internal control over financial reporting, audit of the opening balance sheet of acquisitions accounted for as a purchase, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, consultation on accounting matters, and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees. Audit-Related Fees include audits of our employee benefit plans and consultation on accounting matters or transactions.

Tax Fees. Tax fees include the preparation of federal and state tax returns, and consultation related to tax planning, tax advice, tax compliance, and acquisitions.

All services rendered by Deloitte & Touche LLP are pre-approved by the Audit Committee in accordance with the Committee’s pre-approval procedures. Under those procedures, the terms and fees of annual audit services, and changes thereto, must be approved by the Audit Committee. The Audit Committee also pre-approves the scope of audit-related, tax and other non-audit services that may be performed by our independent auditors during the fiscal year, subject to dollar limitations set by the Committee. The foregoing pre-approval procedures are subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit.

Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting, but will have the opportunity to make a statement if they desire to do so, and will be available should any matter arise requiring their presence.

The board of directors recommends that the stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the current fiscal year.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters which may come before the Annual Meeting, nor have we received notice of any matter by the deadline prescribed by Rule 14a-4(c) under the Exchange Act. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters. All expenses in connection with the solicitation of proxies will be borne by us. In addition to this solicitation, officers, directors and regular employees of Century, without any additional compensation, may solicit proxies by mail, telephone or personal contact. Morrow & Co., Inc. has been retained to assist in the solicitation of proxies for a fee of $4,500, plus reasonable out-of-pocket expenses. We will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the proxy materials for the Annual Meeting in 2008 should be addressed to our Corporate Secretary, 2511 Garden Road, Building A, Suite 200, Monterey, California 93940, and must be received no later than December 25, 2007. In addition, our restated by-laws currently require that for business to be properly brought before an Annual Meeting by a stockholder, regardless of whether included in our proxy statement, the stockholder must give written notice of his or her intention to propose such business to our Corporate Secretary, which notice must be delivered to, or mailed and received at, our principal executive offices not less than forty-five (45) days prior to the date on which we first mailed our proxy materials for the prior year’s Annual Meeting (which cut-off date will be March 9, 2008 in the case of the Annual Meeting in 2008). Such notice must set forth as to each matter the stockholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such proposal. The restated by-laws further provide that the chairman of the Annual Meeting may refuse to permit any business to be brought before an Annual Meeting that does not comply with the foregoing procedures.

By Order of the Board of Directors,

/s/ Robert R. Nielsen

Robert R. Nielsen
Executive Vice President, General Counsel, and Secretary

Monterey, California
April 23, 2007

We will provide without charge to each person solicited hereby, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission (without exhibits). Requests should be made to Office of the General Counsel, 2511 Garden Road, Building A, Suite 200, Monterey, California 93940.

                                                                   Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 23, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
Vote by telephone
•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example.
Please do not write outside the designated areas.                       ☒

Annual Meeting Proxy Card

    IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A      Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

        1. Election of Class II Directors:
	FOR	WITHHOLD
01 - John C. Fontaine (for a term to expire in 2010)
02 - John P. O’Brien (for a term to expire in 2010)
03 - Peter C. Jones (for a term to expire in 2010)

      2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.
FOR	AGAINST	ABSTAIN

       3. By signing below, the undersigned authorizes the proxies to vote, in their discretion, upon such other matters as may properly come before the meeting.

B    Non-Voting Items

 Consent to Electronic Delivery
By marking this box, I consent to access future Annual Reports and Proxy Statements of Century Aluminum electronically over the Internet. I understand that unless I request otherwise or revoke my consent, Century Aluminum will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact Century Aluminum’s transfer agent, Computershare Investor Services, at 1-312-360-5375.
☐

Change of Address — Please print your new address below.
	Meeting Attendance Mark the box to the right if you plan to attend	☐
C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

    NOTE:  Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint owners must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Proxy - Century Aluminum Company

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting on May 23, 2007

The undersigned appoints William J. Leatherberry and Robert R. Nielsen the proxies (each with power to act alone and with power of substitution) of the undersigned to vote at the Annual Meeting of Stockholders of Century Aluminum Company to be held at the executive offices of the Company, Monterey, CA at 9:00 a.m., local time, on Wednesday, May 23, 2007, and at any adjournment, all shares of stock which the undersigned is entitled to vote thereat upon all matters properly brought before the meeting.

This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)